Exhibit 5.1

OPINION OF VINCENT & REES, L.C.

February 10, 2012

To: Board of Directors, Fresh Medical Laboratories, Inc.

Re: Form 10 (the "Registration Statement")

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation and filing of the Form 10 Registration Statement.

In that capacity, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that Fresh Medical Laboratories, Inc. is a corporation duly organized and validly existing under the laws of the State of Delaware.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Proceedings" and the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ Vincent & Rees, L.C.

Vincent & Rees, L.C.